Filed pursuant to Rule 424(b)(3) SEC File No.: 333-128440 PROSPECTUS

$120,000,000

ENDEAVOR ACQUISITION CORP.

15,000,000 units

Endeavor Acquisition Corp. is a newly organized blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry. We do not have any specific business combination under consideration and we have not (nor has anyone on our behalf) contacted any prospective target business or had any discussions, formal or otherwise, with respect to such a transaction.

This is an initial public offering of our securities. Each unit has an offering price of $8.00 and consists of:

•	one share of our common stock; and

•	one warrant.

Each warrant entitles the holder to purchase one share of our common stock at a price of $6.00. Each warrant will become exercisable on the later of our completion of a business combination and December 15, 2006, and will expire on December 14, 2009, or earlier upon redemption.

We have granted Ladenburg Thalmann & Co. Inc., the representative of the underwriters, a 45-day option to purchase up to 2,250,000 additional units solely to cover over-allotments, if any (over and above the 15,000,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to Ladenburg Thalmann & Co., for $100, as additional compensation, an option to purchase up to a total of 350,000 units at $10.00 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our units, common stock or warrants. We have applied to have the units listed on the American Stock Exchange under the symbol EDA.U on or promptly after the date of this prospectus. Assuming that the units are listed on the American Stock Exchange, once the securities comprising the units begin separate trading, the common stock and warrants will be listed on the American Stock Exchange under the symbols EDA and EDA.W, respectively. We cannot assure you that our securities will continue to be listed on the American Stock Exchange.

Investing in our securities involves a high degree of risk. See “ Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities. You should make your own investment decision as to whether this offering meets your investment objectives and risk tolerance level.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions(1)	Proceeds, before expenses, to us
Per unit	$8.00	$0.53	$7.47
Total	$120,000,000	$7,950,000	$112,050,000

(1)	Includes a non-accountable expense allowance in the amount of 0.625% of the gross proceeds, or $0.05 per unit ($750,000 in total) payable to Ladenburg Thalmann & Co. Of this amount, $2,190,000 of the underwriting discounts and commissions, including the non-accountable expense allowance, is being deferred by the underwriters and will not be payable by us to them unless and until we consummate a business combination.

Of the net proceeds we receive from this offering, $112,190,000 ($7.479 per unit) will be deposited into a trust account at Smith Barney, a division of Citigroup Global Markets, Inc., maintained by Continental Stock Transfer & Trust Company acting as trustee. This amount includes $2,190,000 of underwriting discounts and commissions, including the non-accountable expense allowance, payable to the underwriters in the offering. The underwriters have agreed that such amounts will not be paid unless and until we consummate a business combination.

We are offering the units for sale on a firm-commitment basis. Ladenburg Thalmann & Co., acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about December 21, 2005.

Ladenburg Thalmann & Co. Inc.	Broadband Capital Management LLC

Legend Merchant Group, Inc.

December 15, 2005

i

Prospectus Summary

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to “we,” “us” or “our company” refer to Endeavor Acquisition Corp. When we use the term “public stockholders” we mean the holders of the shares of common stock which are being sold as part of the units in this offering, including any of our existing stockholders to the extent that they purchase such shares. Unless we tell you otherwise, the information in this prospectus assumes that the representative of the underwriters will not exercise its over-allotment option. Further, the information in this prospectus has been adjusted to give retroactive effect to the contribution to us by two of our initial stockholders of a total of 2,500,000 shares of common stock in November 2005. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

We are a blank check company organized under the laws of the State of Delaware on July 22, 2005. We were formed with the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. To date, our efforts have been limited to organizational activities. Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus on service businesses in one of the following segments:

•	business services;

•	marketing services;

•	consumer services;

•	health care services; and

•	distribution services.

We will seek to acquire a business whose operations can be improved and enhanced with our capital resources and where there are substantial opportunities for both organic and acquisition growth. We intend to initially focus our search on service businesses in the United States, but will also explore opportunities in international markets that are attractive to us.

We do not have any specific business combination under consideration and we have not (nor has anyone on our behalf) contacted any prospective target business or had any discussions, formal or otherwise, with respect to such a transaction. We have not (nor have any of our agents or affiliates) been approached by any candidates (or representative of any candidates) with respect to a possible acquisition transaction with our company. Additionally, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any suitable acquisition candidate, nor have we engaged or retained any agent or other representative to identify or locate any such acquisition candidate.

Our initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets (all of our assets, including the funds held in the trust account, less our liabilities) at the time of such acquisition, although this may entail simultaneous acquisitions of several operating businesses. If we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business.

The target business that we acquire may have a fair market value substantially in excess of 80% of our net assets. In order to consummate such an acquisition, we may issue a significant amount of our debt or equity securities to the sellers of such businesses and/or seek to raise additional funds through a private offering of debt or equity securities. Since we have no specific business combination under consideration, we have not entered into any such fund raising arrangement and have no current intention of doing so.

Our principal executive offices are located at 180 Madison Avenue, Suite 2305, New York, New York 10016 and our telephone number is (212) 683-5350.

The Offering

Securities offered	15,000,000 units, at $8.00 per unit, each unit consisting of:

•	one share of common stock; and

•	one warrant.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants may trade separately on the 90th day after the date of this prospectus unless Ladenburg Thalmann & Co. determines that an earlier date is acceptable (based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular). In no event will Ladenburg Thalmann & Co. allow separate trading of the common stock and warrants until (i) we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering and (ii) at least 60 days have passed since the distribution of our units in this offering has been completed. The distribution of the units in this offering will be completed once all the units have been sold, all stabilizing transactions have been completed and all penalty bids have either been reclaimed or withdrawn. We will file a Current Report on Form 8-K with the Securities and Exchange Commission, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days from the date the units commence trading. The audited balance sheet will reflect our receipt of the proceeds from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in this Form 8-K, or in an amendment thereto, or in a subsequent Form 8-K, information indicating if Ladenburg Thalmann & Co. has allowed separate trading of the common stock and warrants prior to the 90th day after the date of this prospectus. Although we will not distribute copies of the Current Reports on Form 8-K to individual unit holders, the Current Reports will be available on the SEC’s website after their filing. For more information on where you can find a copy of these and other of our filings, see the section appearing elsewhere in the prospectus titled “Where You Can Find Additional Information.”

Common stock:

Number outstanding before this offering	3,750,000 shares

Number to be outstanding after this offering	18,750,000 shares

Warrants:

Number outstanding before this offering	0 warrants

Number to be outstanding after this offering	15,000,000 warrants

Exercisability	Each warrant is exercisable for one share of common stock.

Exercise price	$6.00

Exercise period	The warrants will become exercisable on the later of:

•	the completion of a business combination with a target business, and

•	December 15, 2006.

The warrants will expire at 5:00 p.m., New York City time, on December 14, 2009 or earlier upon redemption.

Redemption	We may redeem the outstanding warrants (including any outstanding warrants issued upon exercise of our unit purchase option):

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon a minimum of 30 days’ prior written notice of redemption, and

•	if, and only if, the last sales price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption.

The redemption criteria for our warrants have been established at a price which is intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call.

In the event we call the warrants for redemption, we have agreed that any warrants purchased by our executive officers during the period beginning once separate trading of the warrants has commenced and ending on December 31, 2006 will be exercisable by them on a cashless basis.

American Stock Exchange symbols for our:

Units	EDA.U

Common stock	EDA

Warrants	EDA.W

Offering proceeds to be held in trust

$112,190,000 of the proceeds of this offering ($7.479 per unit) will be placed in a trust account at Smith Barney, a division of Citigroup Global Markets, Inc., maintained by Continental Stock Transfer & Trust Company, acting as trustee pursuant to an agreement to be signed on the date of this prospectus. This amount includes a portion of the underwriting discounts and commissions, including the non-accountable expense allowance, payable to the underwriters in the offering. The underwriters have agreed that such amounts will not be paid unless and until we consummate a business combination. The proceeds held in trust will not be released until the earlier of the completion of a business combination and our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, approximately $1,385,000).

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.

Limited payments to insiders

There will be no fees or other cash payments paid to our existing stockholders, officers, directors or their affiliates prior to, or for any services they render in order to effectuate, the consummation of a business combination other than:

•	repayment of an aggregate of $225,000 non-interest bearing loans made by our executive officers;

•	payment of $7,500 per month to Ironbound Partners Fund LLC for office space and related services; and

•	reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations.

Stockholders must approve business combination

We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders. We will proceed with a business combination only if (i) a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and (ii) public stockholders owning less than 20% of the shares sold in this offering both vote against the business combination and exercise their conversion rights described below.

Conversion rights for stockholders voting to reject a business combination

Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust account, including any interest earned on their portion of the trust account, if the business combination is approved and completed. Our existing stockholders will not have such conversion rights with respect to any shares of common stock owned by them, directly or indirectly, whenever purchased.

Public stockholders who convert their stock into their share of the trust fund will continue to have the right to exercise any warrants they may hold.

Investors in this offering that do not subsequently sell, or who receive less than $0.521 for, the warrant included in the units once separate trading of the common stock and warrants included within the units commences, or public stockholders that have purchased common stock in the after market at a price in excess of $7.479 per share, may have a disincentive to exercise their conversion rights because the amount they would receive upon conversion could be less than their original or adjusted purchase price.

Liquidation if no business combination

We will dissolve and promptly distribute only to our public stockholders the amount in our trust account (including any accrued interest) plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period). All of our existing stockholders have waived their right to receive distributions (other than with respect to common stock underlying units they purchase in this offering or common stock they purchase in the after market) upon our liquidation prior to a business combination. We will pay the costs of liquidation and dissolution from our remaining assets outside of the trust account.

Escrow of existing stockholders’ shares

On the date of this prospectus, all of our existing stockholders, including all of our officers and directors, will place the shares they owned before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions (such as transfers to relatives and trusts for estate planning purposes, while remaining in escrow), these shares will not be transferable during the escrow period and will not be released from escrow until December 15, 2008 or earlier if, following a business combination, (i) the last sales price of our common stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period or (ii) we engage in a subsequent transaction resulting in our stockholders having the right to exchange their shares for cash or other securities.

Risks

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 9 of this prospectus.

Summary Financial Data

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data are presented.

	August 3, 2005
	Actual	As Adjusted
Balance Sheet Data:
Working capital (deficiency)	$(26,020)	$113,548,980

Total assets	299,980	113,548,980
Total liabilities	276,000	—
Value of common stock which may be converted to cash ($7.479 per share)	—	22,436,993

Stockholders’ equity	$23,980	$91,111,987

The “as adjusted” information gives effect to the sale of the units we are offering, including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale, including the repayment of the accrued expenses and $225,000 of promissory notes to our executive officers.

The working capital (deficiency) excludes $50,000 of costs related to this offering. These deferred offering costs have been recorded as a long-term asset and are reclassified against stockholders’ equity in the “as adjusted” information.

The “as adjusted” working capital and total assets amounts include the $112,190,000 to be held in the trust account, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. This amount includes a portion of the underwriting discounts and commissions, including the non-accountable expense allowance, payable to the underwriters in the offering. If a business combination is not so consummated, the trust account will be distributed solely to our public stockholders.

We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 19.99% of the 15,000,000 shares sold in this offering, or 2,999,999 shares of common stock, at an initial per-share conversion price of $7.479, without taking into account interest earned on the trust account. The actual per-share conversion price will be equal to:

•	the amount in the trust account, including all accrued interest, as of two business days prior to the proposed consummation of the business combination,

•	divided by the number of shares of common stock sold in the offering.

Risk Factors

An investment in our securities involves a high degree of risk. You should consider carefully all of the information in this prospectus, including all the material risks relating to this offering set forth below, before making a decision to invest in our units.

Risks associated with our business

We are a development stage company with no operating history and very limited resources and the report of our independent registered public accountants contains an explanatory paragraph indicating that our ability to continue as a going concern is dependent on this offering.

We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to commence operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues until, at the earliest, after the consummation of a business combination. The report of Marcum & Kliegman, LLP, our independent registered public accountants, on our financial statements includes an explanatory paragraph stating that our ability to continue as a going concern is dependent on the consummation of this offering. The financial statements do not include any adjustments that might result from our inability to consummate this offering or our ability to continue as a going concern.

If we are forced to liquidate before a business combination and distribute the trust account, our public stockholders will receive less than $8.00 per share and our warrants will expire worthless.

If we are unable to complete a business combination within the prescribed time frames and are forced to liquidate our assets, the per-share liquidation distribution will be less than $8.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants which will expire worthless if we liquidate before the completion of a business combination.

If the net proceeds of this offering not being placed in trust is insufficient to allow us to operate for at least the next 24 months, we may be unable to complete a business combination.

We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. However, we cannot assure you that our estimates will be accurate. We could also use a portion of the funds not being placed in trust to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds not being placed in trust as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to prevent a target business from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into such a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we may not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business. In such case, without additional financing, we would most likely not be able to consummate a business combination and, in such event, holders of our securities could lose a portion of their investment.

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a “blank check” company under the United

States securities laws. However, since our securities will be listed on the American Stock Exchange, a national securities exchange, and we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K, including an audited balance sheet demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances than we would if we were subject to such rule.

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to do so.

Since August 2003, based upon publicly available information, approximately 39 similarly structured blank check companies have completed initial public offerings in the United States. Of these companies, only three have consummated a business combination, while six other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination. Accordingly, there are approximately 36 blank check companies with more than $1.8 billion in trust that are seeking to carry out a business plan similar to our business plan. Furthermore, there are a number of additional offerings for blank check companies that are still in the registration process but have not completed initial public offerings and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to our completion of a business combination. While some of those companies must complete a business combination in specific industries, a number of them may consummate a business combination in any industry they choose. Therefore, we may be subject to competition from these and other companies seeking to consummate a business plan similar to ours. Because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders will be less than $7.479 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors and service providers we engage and prospective target businesses we negotiate with, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the trust account. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of our public stockholders. We cannot assure you that the per-share distribution from the trust fund will not be less than $7.479, plus interest, due to such claims. If we liquidate before the completion of a business combination and distribute the proceeds held in trust to our public stockholders, Jonathan J. Ledecky and Eric J. Watson have severally agreed, pursuant to written agreements with us and Ladenburg Thalmann & Co., that they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, we cannot assure you that they will be able to satisfy those obligations. Furthermore, even after our liquidation (including the distribution of the funds held in the trust account), under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

Since we have not yet selected a particular industry or target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the industry or business in which we may ultimately operate.

We may consummate a business combination with a company in any industry we choose and are not limited to any particular industry or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business which we may ultimately acquire. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. If we complete a business combination with an entity in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business.

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 75,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 40,550,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the unit purchase option granted to Ladenburg Thalmann & Co., the representative of the underwriters) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitment as of the date of this offering, we are likely to issue a substantial number of additional shares of our common or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if certain covenants that require the maintenance of certain financial ratios or reserves are breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our common stock;

•	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock, working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•	limitations on our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our strategy or other purposes; and

•	other disadvantages compared to our competitors who have less debt.

Any of the above listed factors could materially and adversely affect our business and results of operations. Furthermore, if our debt bears interest at floating rates, our interest expense could increase if interest rates rise. If we do not have sufficient earnings to service any debt incurred, we could need to refinance all or part of that debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do on commercially reasonable terms, or at all.

Our ability to successfully effect a business combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel, some of whom may join us following a business combination.

Our ability to successfully effect a business combination is dependent upon the efforts of our key personnel. The role of our key personnel in the target business, however, cannot presently be ascertained. Although some of our key personnel such as Jonathan Ledecky and Eric J. Watson may remain associated with the target business in senior management or advisory positions following a business combination, it is likely that some or all of the management of the target business will remain in place. Moreover, our key personnel will be able to remain with the company after the consummation of a business combination only if they are able to negotiate employment or consulting agreements in connection with the business combination, the terms of which would be determined at such time between the respective parties. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. While the personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business, the ability of such individuals to remain with the company after the consummation of a business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. While we intend to closely scrutinize any individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause us to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

Our officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments. We do not intend to have any full time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to devote any specific number of hours to our affairs. If our executive officers’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. We cannot assure you that these conflicts will be resolved in our favor.

One of our directors is now, and our other officers, directors and their affiliates may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Robert B. Hersov, one of our directors, has pre-existing contractual and fiduciary obligations to Shine Media Acquisition Corp., a blank check company with a business plan similar to ours. Shine Media Acquisition Corp. is seeking to acquire an operating business in the media and advertising industry in the People’s Republic of China. Accordingly, to the extent that Mr. Hersov identifies business opportunities that may be suitable for Shine Media Acquisition Corp., he must honor his pre-existing obligations to such entity and offer those opportunities to it prior to offering them to us. Additionally, our other officers and directors may in the future become affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe fiduciary duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot assure you that these conflicts will be resolved in our favor.

All of our officers and directors own shares of our common stock and may acquire warrants in the after market which will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

All of our officers and directors own shares of our common stock that were issued prior to this offering, but have waived their right to receive distributions with respect to those shares upon our liquidation if we are unable to consummate a business combination. Additionally, our executive officers have agreed with the representative of the underwriters that they and certain of their affiliates or designees will purchase up to 15,000,000 warrants, representing all of the warrants we are selling in this offering (excluding any warrants we may issue upon exercise of the over-allotment option to the extent it is exercised), in the open market during the period beginning once separate trading of the warrants has commenced and ending on December 31, 2006. Our executive officers have committed to place limit orders on these warrants at a price of $0.80 per warrant for the first three month period after separate trading of the warrants commences, at a price of $0.90 per warrant during the second three month period after separate trading of the warrants commences and at a price of $1.00 per warrant thereafter until December 31, 2006. Our executive officers will be obligated to purchase the full 15,000,000 warrants during the applicable time periods so long as the prices do not exceed the specified prices in the agreement. Accordingly, for illustrative purposes, if the price of our warrants during the first three month period after separate trading of the warrants commences is at or below $0.80 per warrant, our executive officers would be obligated to purchase all of the 15,000,000 warrants committed to be purchased during this time period if they are offered for sale. Alternatively, if the price of our warrants during the first three month period after separate trading of the warrants commences is above $0.80 per warrant for the entire three month period, our executive officers could not purchase any of the 15,000,000 warrants committed to be purchased during this time period. Any warrants not purchased during the preceding time period would be purchased in the subsequent time period so long as the prices do not exceed the specified price for that subsequent period. The shares acquired prior to this offering and any warrants owned by our directors and officers will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

The American Stock Exchange may delist our securities from quotation on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities will be listed on the American Stock Exchange, a national securities exchange, upon consummation of this offering. We cannot assure you that our securities will continue to be listed on the

American Stock Exchange in the future prior to a business combination. Additionally, in connection with our business combination, it is likely that the American Stock Exchange may require us to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If the American Stock Exchange delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

After our business combination, we will be solely dependent on a single business and a limited number of products or services.

Our business combination must be with a business having a fair market value of at least 80% of our net assets at the time of such acquisition, although this may entail the simultaneous acquisitions of several operating businesses at the same time. By consummating a business combination with only a single entity, our lack of diversification may subject us to numerous economic, competitive and regulatory developments. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business; or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

Alternatively, if our business combination entails the simultaneous acquisitions of several operating businesses at the same time from different sellers, we would face additional risks, including difficulties and expenses incurred in connection with the subsequent assimilation of the operations and services or products of the acquired companies into a single operating business. If we are unable to adequately address these risks, it could negatively impact our profitability and results of operations.

The ability of our stockholders to exercise their conversion rights may not allow us to effectuate the most desirable business combination or optimize our capital structure.

When we seek stockholder approval of any business combination, we will offer each public stockholder (but not our existing stockholders) the right to have his, her or its shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Such holder must both vote against such business combination and then exercise his, her or its conversion rights to receive a pro rata portion of the trust account. Accordingly, if our business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many stockholders may exercise such conversion rights, we may either need to reserve part of the trust account for possible payment upon such conversion, or we may need to arrange third party financing to help fund our business combination in case a larger percentage of stockholders exercise their conversion rights than we expect. Since we have no specific business combination under consideration, we have not taken any steps in furtherance of securing third party financing. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or we may end up having a leverage ratio that is not optimal for our business combination. This may limit our ability to effectuate the most attractive business combination available to us.

Because of our limited resources and structure, we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from entities other than blank check companies having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination, particularly against a competitor that does not need stockholder approval. Because only nine of the 39 blank check companies that have gone public in the United States since August 2003 have either consummated a business combination or entered into a definitive agreement for a business combination, it may indicate that there are fewer attractive target businesses available to such entities like our company or that many privately held target businesses are not inclined to enter into these types of transactions with publicly held blank check companies like ours. If we are unable to consummate a business combination with a target business within the prescribed time periods, we will be forced to liquidate.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, because we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination, the depletion of the available net proceeds in search of a target business, or the obligation to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to either restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our existing stockholders paid an aggregate of $25,000, or approximately $0.0067 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to the investors in this offering. Our existing stockholders acquired their shares of common stock at a nominal price, significantly contributing to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 28% or $2.22 per share (the difference between the pro forma net tangible book value per share of $5.78 and the initial offering price of $8.00 per unit).

Our outstanding warrants and option may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

In connection with this offering, we will be issuing warrants to purchase 15,000,000 shares of common stock as part of the units. We will also issue an option to purchase 350,000 units to the representative of the underwriters which, if exercised, will result in the issuance of an additional 350,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of a substantial number of additional shares upon exercise of these warrants and option could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Additionally, our executive officers have entered into agreements with the representative of the underwriters pursuant to which they agreed to purchase up to 15,000,000 warrants, representing all of the warrants we are selling in this offering (excluding any warrants we may issue upon exercise of the over-allotment option to the extent it is exercised), in the open market during the period beginning once separate trading of the warrants has commenced and ending on December 31, 2006. If we call the warrants for redemption, we have agreed that these warrants shall be exercisable by them on a cashless basis. Accordingly, our warrants and option may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and option could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these warrants and option are exercised, you may experience dilution to your holdings.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing stockholders are entitled to make a demand that we register the resale of their shares of common stock at any time commencing three months prior to the date on which their shares are released from escrow. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 3,750,000 shares of common stock eligible for trading in the public market. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities because of the potential effect the exercise of such rights may have on the trading market for our common stock.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions that may make it more difficult for us to complete a business combination, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities.

In addition, we may have imposed upon us certain burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may be invested by the trust agent only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to that act, compliance with these additional regulatory burdens would require additional expense for which we have not allotted.

If we effect a business combination with a company located outside of the United States, we would be subject to a variety of additional risks that may negatively impact our operations.

We may effect a business combination with a company located outside of the United States. If we did, we would be subject to any special considerations or risks associated with companies operating in the target business’ home jurisdiction, including any of the following:

•	rules and regulations or currency conversion or corporate withholding taxes on individuals;

•	tariffs and trade barriers;

•	regulations related to customs and import/export matters;

•	longer payment cycles;

•	tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•	currency fluctuations;

•	challenges in collecting accounts receivable;

•	cultural and language differences; and

•	employment regulations.

We cannot assure you that we would be able to adequately address these additional risks. If we were unable to do so, our operations might suffer.

If we effect a business combination with a company located outside of the United States, the laws applicable to such company will likely govern all of our material agreements and we may not be able to enforce our legal rights.

If we effect a business combination with a company located outside of the United States, the laws of the country in which such company operates will govern almost all of the material agreements relating to its operations. We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available in this new jurisdiction. The system of laws and the enforcement of existing laws in such jurisdiction may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital. Additionally, if we acquire a company located outside of the United States, it is likely that substantially all of our assets would be located outside of the United States and some of our officers and directors might reside outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

Use of Proceeds

We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over- Allotment Option	Over-Allotment Option Exercised
Gross proceeds	$120,000,000.00	$138,000,000.00

Offering expenses(1)
Underwriting discount (6% of gross proceeds, 4.8% of which is payable at closing and 1.2% of which is payable upon consummation of a business combination)(2)	5,760,000.00	6,624,000.00
Underwriting non-accountable expense allowance (0.625% of gross proceeds, all of which is payable upon consummation of a business combination)(2)	—	—
Legal fees and expenses (including blue sky services and expenses)	350,000.00	350,000.00
Miscellaneous expenses	85,706.33	85,706.33
Printing and engraving expenses	60,000.00	60,000.00
Accounting fees and expenses	50,000.00	50,000.00
SEC registration fee	29,083.67	29,083.67
NASD filing fee	25,210.00	25,210.00
American Stock Exchange filing and listing fee	65,000.00	65,000.00

Net proceeds
Held in trust	112,190,000.00	129,326,000.00
Not held in trust	1,385,000.00	1,385,000.00

Total net proceeds	$113,575,000.00	$130,711,000.00

Use of net proceeds not held in trust(3)
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	300,000	(21.7)%
Due diligence of prospective target businesses	300,000	(21.7)%
Payment of administrative fee to Ironbound Partners Fund LLC ($7,500 per month for two years)	180,000	(13.0)%
Legal and accounting fees relating to SEC reporting obligations	80,000	(5.7)%
Working capital to cover miscellaneous expenses, D&O insurance, taxes and reserves	525,000	(37.9)%

Total	$1,385,000	(100.0)%

(1)	$185,013 of the offering expenses, including the SEC registration fee, the NASD filing fee, the non-refundable portion of the American Stock Exchange filing fee and a portion of the non-accountable expense allowance and legal and audit fees, have been paid from the $225,000 we received from Jonathan J. Ledecky and Eric J. Watson described below. These funds will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.
(2)	For purposes of presentation, the underwriting discounts and non-accountable expense allowance are reflected as the amounts that are payable to the underwriters upon consummation of this offering. An additional $2,190,000, or $2,406,000 if the over-allotment option is exercised in full, all of which will be deposited in trust following the consummation of this offering, is payable to the underwriters only if and when we consummate a business combination.
(3)	The amount of proceeds not held in trust will remain constant at $1,385,000 even if the over-allotment is exercised.

$112,190,000, or $129,326,000 if the over-allotment option is exercised in full, of net proceeds will be placed in a trust account at Smith Barney, a division of Citigroup Global Markets, Inc., maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee. This amount includes a portion of the underwriting discounts and commissions, including the non-accountable expense allowance, payable to the underwriters in the offering. The underwriters have agreed that such amounts will not be paid unless and until we consummate a business combination and have waived their right to receive such payment upon our liquidation if we are unable to complete a business combination. The funds held in trust will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, so that we are not deemed to be an investment company under the Investment Company Act. The proceeds will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we complete a business combination.

The payment to Ironbound Partners, an entity of which Jonathan J. Ledecky, our president, is chairman, of a monthly fee of $7,500 is for general and administrative services including office space, utilities and secretarial support. This arrangement is being agreed to by Ironbound Partners for our benefit and is not intended to provide Mr. Ledecky compensation in lieu of a salary. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Ironbound Partners is at least as favorable as we could have obtained from an unaffiliated person. This arrangement will terminate upon completion of a business combination or the distribution of the trust account to our public stockholders. Other than the $7,500 per month administrative fee, no compensation of any kind (including finder’s, consulting or other similar fees) will be paid to any of our existing officers, directors, stockholders, or any of their affiliates, prior to, or for any services they render in order to effectuate, the consummation of the business combination. However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. Reimbursement for such expenses will be paid by us out of the funds not held in trust and currently allocated in the above table to “Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination,” “Due diligence of prospective target businesses” and “Working capital to cover miscellaneous expenses, D&O insurance, taxes and reserves.” Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

Regardless of whether the over-allotment option is exercised in full, the net proceeds available to us out of trust for our search for a business combination will be approximately $1,385,000. We intend to use the excess working capital (approximately $525,000) for director and officer liability insurance premiums (approximately $100,000), with the balance of $425,000 being held in reserve for tax payments and in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our existing stockholders in connection with activities on our behalf as described below. We believe that the excess working capital will be sufficient to cover the foregoing expenses and reimbursement costs. We could use a portion of the funds not being placed in trust to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds not being placed in trust as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping around” for transactions with other companies on terms more favorable to such target business) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into such a letter of intent where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, potential target businesses.

The net proceeds of this offering not held in the trust account and not immediately required for the purposes set forth above will be held as cash or cash equivalents or will be invested only in United States “government securities” or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 so that we are not deemed to be an investment company under the Investment Company Act. The income derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account which are not used to consummate a business combination will be disbursed to the combined company and will, along with any other net proceeds not expended, be used as working capital to finance the operations of the target business. Because we do not have any specific business combination under consideration and have not (nor has anyone on our behalf) contacted any prospective target business or had any discussions, formal or otherwise, with respect to such a transaction, it is impossible at this time to determine how we would, following a business combination, use any proceeds held in the trust account which are not used to consummate such business combination.

Jonathan J. Ledecky and Eric J. Watson have each advanced to us $112,500 (for a total of $225,000) which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD filing fee, the non-refundable portion of the American Stock Exchange listing fee, and a portion of the non-accountable expense allowance, legal and audit fees and expenses. The loans will be payable without interest on the earlier of September 1, 2006 or the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

A public stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account) only in the event of our liquidation or if that public stockholder (but not our existing stockholders) converts such shares into cash in connection with a business combination which the public stockholder voted against and which we consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

Dilution

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

At August 3, 2005, our net tangible book value was a deficiency of $(26,020), or approximately $(0.00) per share of common stock. After giving effect to the sale of 15,000,000 shares of common stock included in the units, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at August 3, 2005 would have been $91,111,987 or $5.78 per share, representing an immediate increase in net tangible book value of $5.78 per share to the existing stockholders and an immediate dilution of $2.22 per share or approximately 28% to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is approximately $22,436,993 less than it otherwise would have been because if we effect a business combination, the conversion rights to the public stockholders (but not our existing stockholders) may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account as of two business days prior to the consummation of the proposed business combination, inclusive of any interest, divided by the number of shares sold in this offering.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$8.00
Net tangible book value before this offering	(0.00)
Increase attributable to new investors	5.78

Pro forma net tangible book value after this offering		5.78

Dilution to new investors		$2.22

The following table sets forth information with respect to our existing stockholders and the new investors:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	3,750,000	20%	$25,000.0002%		$0.0067
New investors	15,000,000	80%	$120,000,000	99.9998%	$8.00

	18,750,000	100.0%	$120,025,000	100.0%

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before this offering	$(26,020)
Proceeds from this offering	113,575,000
Offering costs paid in advance and excluded from net tangible book value before this offering	—
Less: Proceeds held in trust subject to conversion to cash ($112,190,000 x 19.99%)	(22,436,993)

$91,111,987

Denominator:
Shares of common stock outstanding prior to this offering	3,750,000
Shares of common stock included in the units offered	15,000,000
Less: Shares subject to conversion (15,000,000 x 19.99%)	(2,999,999)

15,750,001

Capitalization

The following table sets forth our capitalization at August 3, 2005 and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	August 3, 2005
	Actual	As Adjusted
Notes payable to existing stockholders	$225,000	$—

Total debt	$225,000	$—

Common stock, $.0001 par value, -0- and 2,999,999 shares which are subject to possible conversion, shares at conversion value	$—	$22,436,993

Stockholders’ equity:
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	—	—

Common stock, $.0001 par value, 75,000,000 shares authorized; 3,750,000 shares issued and outstanding, actual; 15,750,001 shares issued and outstanding (excluding 2,999,999 shares subject to possible conversion), as adjusted	375	1,575
Additional paid-in capital	24,625	91,111,432
Deficit accumulated during the development stage	(1,020)	(1,020)

Total stockholders’ equity:	$23,980	$91,111,987

Total capitalization	$248,980	$113,548,980

If we consummate a business combination, the conversion rights afforded to our public stockholders (but not our existing stockholders) may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account, inclusive of any interest thereon, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

We were formed on July 22, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding;

•	our inability to pay dividends on our common stock;

•	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock, working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•	limitations on our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our strategy or other purposes; and

•	other disadvantages compared to our competitors who have less debt.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through our initial public offering of our equity securities.

We estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $1,415,000, including $750,000 representing the underwriters’ non-accountable expense allowance of 0.625% of the gross proceeds, and underwriting discounts of approximately $7,200,000, or $8,280,000 if the over-allotment option is exercised in full, will be approximately $111,385,000, or $128,305,000 if the over-allotment option is exercised in full. However, the underwriters have agreed that 1.2% of the underwriting discounts and the non-accountable expense allowance due will not be payable unless and until we complete a business combination. Accordingly, $112,190,000, or $129,326,000 if the over-allotment option is exercised in full, will be held in trust and the remaining $1,385,000 in either event will not be held in trust. We intend to use substantially all of the net proceeds of this offering, including the funds held in the trust account, to acquire a target business. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the remaining proceeds held in the trust account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business.

We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we will be using these funds for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. We anticipate that we will incur approximately $300,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $300,000 of expenses for the due diligence and investigation of a target business, $180,000 for the administrative fee payable to Ironbound Partners ($7,500 per month for 24 months), $80,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $525,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $100,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us, although we have not entered into any such arrangement and have no current intention of doing so.

We are obligated, commencing on the date of this prospectus, to pay to Ironbound Partners, an affiliate of Jonathan J. Ledecky, a monthly fee of $7,500 for general and administrative services.

On July 28, 2005, Jonathan J. Ledecky and Eric J. Watson advanced an aggregate of $225,000 to us, on a non-interest bearing basis, for payment of offering expenses on our behalf. The loans will be payable without interest on the earlier of September 1, 2006 or the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.

We have agreed to issue to the representatives of the underwriters, for $100, an option to purchase up to a total of 350,000 units. We estimate that the fair value of this option is approximately $703,500 ($2.01 per Unit underlying such option) using a Black-Scholes option-pricing model. The fair value of the option granted to the representatives is estimated as of the date of grant using the following assumptions: (1) expected volatility of 52.7%, (2) risk-free interest rate of 4.43% and (3) expected life of two years and 30 days. For a more complete description of the purchase option, see the section appearing elsewhere in this prospectus entitled “Underwriting-Purchase Option.”

As indicated in the accompanying financial statements, at August 3, 2005, we had $249,980 in cash and a working capital deficiency of $(26,020). Further, we have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Management’s plans to address this uncertainty through this offering are discussed above. We cannot assure you that our plans to raise capital will be successful. These factors, among others, raise substantial doubt as to our ability to continue as a going concern.

Proposed Business

Introduction

We are a recently organized Delaware blank check company incorporated on July 22, 2005 in order to serve as a vehicle for the acquisition of an operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry. However, we intend to focus on service businesses in one of the following segments, although we have not prioritized any of them:

Business services

Business service companies assist other companies to more efficiently operate by typically performing routine, but necessary, non-core functions or providing goods and services in a more cost-effective manner. A common aspect of successful business service companies is that they can provide these services more cheaply on an “outsourced basis” than their customers can perform such services on their own. They achieve this price advantage by focusing on “non-core” services and achieve scale economies through investments in infrastructure and technology. Examples of such “outsourced” services include facilities services (commercial cleaning, landscape maintenance, waste disposal, etc), support services (human resources administration, payroll, accounting, etc), training and compliance services, security services and alarm monitoring, and service franchise businesses.

Marketing services

These businesses provide innovative and creative methodologies to increase market share for leading consumer product companies. These services include point of purchase displays, point of sale promotions, targeted media and internet promotion. These companies are also developing direct to consumer marketing services utilizing a broad array of technologies to segment potential buyers through various demographic attributes.

Consumer services

These businesses produce branded consumer products and services. We believe an opportunity exists to acquire companies with strong regional brand presence and accelerate their growth through the introduction of a national program strategy. We also believe that there are many companies whose brands are undervalued and underleveraged due to the inadequate adoption of emerging marketing tools and technologies provided by the rapid adoption of the internet by American consumers. We believe these so called “stodgy” brands can be revitalized by our capital resources and with innovative marketing tactics. Examples of such opportunities can be found in the automotive parts and services business, vocational schools, fire protection supplies and services, home improvement services, moving services, optical and lasik services, safety equipment supplies and services, temporary services, water treatment equipment services and supplies, hair salons, pest control, alarm monitoring and health clubs/spas.

Healthcare services

According to the Center for Medicare & Medicaid Services, total domestic spending on healthcare exceeded 15% of the gross domestic product of the United States and was approximately $1.7 trillion in 2003. This amount is projected to grow to $3.3 trillion and represent 18% of the gross domestic product of the United States by 2013. We believe that the expanding cost of healthcare in absolute dollars and as a percentage of gross domestic product has created substantial opportunities for companies that develop products or services which can reduce the overall cost of care by improving the quality of care or provide quality, lower-cost options for existing services. Additionally, we believe there are opportunities for business service companies specifically focused on providing non-core support and administrative services to healthcare providers or payers. Examples include billing services, electronic medical records, specialty group practice management, insurance/risk retention, third-party administrators, nurse staffing and health related member benefit programs.

Distribution Services

These businesses provide logistical support, transportation, warehousing and in many cases physical product placement for manufacturers of products purchased by consumers in their daily lives. These companies distribute a broad cross section of products found at most large retailers and supermarkets including food, clothing, sporting goods, accessories, electronics, books and magazines, office supplies, etc. They provide their customers with advanced information on sell through and replenishment of these products and coordinate the “just in time” approach favored by the vast majority of manufacturers.

Our structural advantages

We believe our structure will make us an attractive business combination partner to these types of target businesses for the following reasons:

Our status as a public company. As an existing public company, we offer a target business an alternative to the traditional initial public offering through a merger or other business combination. In this situation, the owners of the target business would exchange their shares of stock in the target business for shares of our stock. We believe target businesses will find this method a cheaper, quicker and more certain process to becoming a public company than the typical initial public offering. Once public, we believe the target business would then have greater access to capital and additional means of incentivizing management consistent with shareholders’ interests. It can offer further benefits by augmenting a company’s profile among potential new customers and vendors and aid in attracting talented employees.

Our financial position. With a trust account initially in the amount of $112,190,000, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to consummate a business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Eric Watson, our chairman of the board, and Jonathan Ledecky, our president, have substantial experience in identifying, acquiring and operating a wide variety of service businesses. Together, they have been involved in the formation of over 25 companies and 400 acquisitions by these companies. We will seek to acquire a business whose operations can be improved and enhanced with our capital resources and where there are substantial opportunities for both organic and acquisition growth. We intend to initially focus our search on service businesses in the United States, but we will also explore opportunities in international markets that are attractive to us.

Effecting a business combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be applied generally toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, investors in this offering are investing without first having an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth. While we may seek to effect business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

We have not identified a target business or target industry

To date, we have not selected any target business or target industry on which to concentrate our search for a business combination. None of our officers, directors, promoters and other affiliates has engaged in discussions on our behalf with representatives of other companies regarding the possibility of a potential merger, capital stock exchange, asset acquisition or other similar business combination with us, nor have we, nor any of our agents or affiliates, been approached by any candidates (or representatives of any candidates) with respect to a possible acquisition transaction with us. Additionally, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any suitable acquisition candidate nor have we engaged or retained any agent or other representative to identify or locate such an acquisition candidate. We have also not conducted any research with respect to identifying the number and characteristics of the potential acquisition candidates. As a result, we cannot assure you that we will be able to locate a target business or that we will be able to engage in a business combination with a target business on favorable terms.

Subject to the limitations that a target business have a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

While we have not yet identified any acquisition candidates, we believe, based on our management’s business knowledge and past experience, that there are numerous acquisition candidates that we intend to target. We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and other members of the financial community. Target businesses may be brought to our attention by such unaffiliated sources as a result of being solicited by us through calls or mailings. These sources may also introduce us to target businesses they think we may be interested in on an unsolicited basis, since many of these sources will have read this prospectus and know what types of businesses we are targeting. Our officers and directors, as well as their affiliates, may also bring to our attention target business candidates that they become aware of as a result of formal or informal inquiries or discussions such individuals may have with their business contacts, as well as through attending trade shows or conventions. While we do not presently anticipate engaging the services of professional firms or other individuals that specialize in business acquisitions on any formal basis, we may engage these firms or other individuals in the future, in which event we may pay a finder’s fee, consulting fee or other compensation to be determined in an arm’s length negotiation based on the terms of the transaction. In no event, however, will any of our existing officers, directors or stockholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

Selection of a target business and structuring of a business combination

To minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with either of our executive officers. We have also agreed to obtain a fairness opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view. Subject to these limitations and the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. In evaluating a prospective target business, our management will consider, among other factors, the following:

•	financial condition and results of operation;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which is made available to us. Our management may perform these services or they may engage third parties to assist us in performing these services, although we do not have any current intention of doing so. We will also seek to have all prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. If any prospective target business refused to execute such agreement, it is unlikely we would continue negotiations with such target business.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination.

Fair market value of target business

The target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition, although we may acquire a target business whose fair market value significantly exceeds 80% of our net assets. In order to consummate such an acquisition, we may issue a significant amount of our debt or equity securities to the sellers of such businesses and/or seek to raise additional funds through a private offering of debt or equity securities. Since we have no specific business combination under consideration, we have not entered into any such fund raising arrangement and have no current intention of doing so. The fair market value of the target will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business complies with the 80% threshold.

Lack of business diversification

Our business combination must be with a target business or businesses which satisfies the minimum valuation standard at the time of such acquisition, as discussed above, although this process may entail the simultaneous acquisitions of several operating businesses at the same time. Therefore, at least initially, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination; and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

If we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business.

Limited ability to evaluate the target business’ management

Although we intend to scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business following a business combination cannot presently be stated with any certainty. While it is possible that individuals such as Jonathan J. Ledecky or Eric J. Watson will remain associated in senior management or advisory positions with us following a business combination, it is unlikely that any of them will devote their full time efforts to our affairs subsequent to a business combination. Moreover, they would only be able to remain with the company after the consummation of a business combination if they are able to negotiate employment or consulting agreements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. While the personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business, the ability of such individuals to remain with the company after the consummation of a business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. Additionally, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that any such additional managers we do recruit will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, as amended, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Accordingly, they may vote these shares on a proposed business combination any way they choose. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both exercise their conversion rights and vote against the business combination.

Conversion rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Our existing stockholders will not have such conversion rights with respect to any shares of common stock owned by them, directly or indirectly, whenever purchased. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares sold in this offering. Without taking into account any interest earned on the trust account, the initial per-share conversion price would be $7.479 or $0.521 less than the per-unit offering price of $8.00. Investors in this offering that do not subsequently sell, or who receive less than $0.521 for, the warrant included in the units once separate trading of the common stock and warrants included within the units commences, or public stockholders that have purchased common stock in the after market at a price in excess of $7.479 per share, may have a disincentive to exercise their conversion rights because the amount they would receive upon conversion could be less than their original or adjusted purchase price. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust account still have the right to exercise any warrants they still hold. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in this offering, both exercise their conversion rights and vote against the business combination.

Liquidation if no business combination

If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months after the consummation of this offering if the extension criteria described below have been satisfied, we will be dissolved. Upon dissolution, we will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. Our existing stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to this offering. There will be no distribution from the trust account with respect to our warrants which will expire worthless. We will pay the costs of liquidation and dissolution from our remaining assets outside of the trust fund.

If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $7.479, or $0.521 less than the per-unit offering price of $8.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which could have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share liquidation price will not be less than $7.479, plus interest, due to claims of creditors. Jonathan J. Ledecky and Eric J. Watson have severally agreed, pursuant to agreements with us and Ladenburg Thalmann & Co. that, if we liquidate prior to the consummation of a business combination, they will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us in excess of the net proceeds of this offering not held in the trust account. We cannot assure you, however, that they would be able to satisfy those obligations.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to consummate a transaction within 24 months following the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will liquidate the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.

Our public stockholders will be entitled to receive funds from the trust account only in the event of our liquidation or if they (but not our existing stockholders) seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is completed by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. There are currently approximately 36 blank check companies that have gone public in the United States since August 2003 with more than $1.8 billion in trust that are seeking to carry out a business plan similar to our business plan. Furthermore, there are a number of additional offerings for blank check companies that are still in the registration process but have not completed initial public offerings and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to our completion of a business combination. Additionally, we may be subject to competition from other companies looking to expand their operations through the acquisition of a target business. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there may be numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further, the following may not be viewed favorably by certain target businesses:

•	our obligation to seek stockholder approval of a business combination may delay the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our public stockholders to such holders that both vote against the business combination and exercise their conversion rights may reduce the resources available to us for a business combination; and

•	our outstanding warrants and option, and the potential future dilution they represent.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We maintain our principal executive offices at 180 Madison Avenue, Suite 2305, New York, New York. The cost for this space is included in the $7,500 per-month fee Ironbound Partners will charge us for general and administrative services commencing on the effective date of this prospectus pursuant to a letter agreement between us and Ironbound Partners. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Ironbound Partners is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once management locates a suitable target business, they will spend more time investigating such target businesses and negotiating and processing the business combination (and consequently spend more time to our affairs) than they would prior to locating a suitable target business. We presently expect each of our executive officers to devote an average of approximately ten hours per week to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. In all likelihood, these financial statements will need to be prepared in accordance with United States generally accepted accounting principles. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have financial statements prepared in accordance with United States generally accepted accounting principles or that the potential target business will be able to prepare its financial statements in accordance with United States generally accepted accounting principles. To the extent that this requirement cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, we do not believe that this limitation will be material.

Comparison to offerings of blank check companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds	$112,190,000 of the net offering proceeds will be deposited into a trust account at Smith Barney, a division of Citigroup Global Markets, Inc., maintained by Continental Stock Transfer & Trust Company, acting as trustee.	$100,440,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

Investment of net proceeds	The $112,190,000 of net offering proceeds held in trust will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Limitation on Fair Value or Net Assets of Target Business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.

Trading of securities issued	The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately on the 90th day after the date of this prospectus unless Ladenburg Thalmann & Co. informs us of its decision to allow earlier separate trading (based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular), provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K (but in no event prior to 60 days after the distribution of our units in this offering is completed).	No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Exercise of the warrants	The warrants cannot be exercised until the later of the completion of a business combination and one year from the date of this prospectus and, accordingly, will be exercised only after the trust fund has been terminated and distributed.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

Election to remain an investor	We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his, her or its pro rata share of the trust account. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he, she or it elects to remain a stockholder of the company or require the return of his, her or its investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

Business combination deadline	A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.

Release of funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination and our liquidation upon failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

Management

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Eric J. Watson	46	Chairman of the Board and Treasurer

Jonathan J. Ledecky	47	President, Secretary and Director

Jay H. Nussbaum	61	Director

Kerry Kennedy	46	Director

Robert B. Hersov	45	Director

Edward J. Mathias	63	Director

Richard Y. Roberts	54	Director

Eric J. Watson has been our chairman of the board and treasurer since our inception. Mr. Watson has been the chairman of and controls Cullen Investments Limited, a private investment company which he founded in January 1995. Cullen Investments Limited now has interests in approximately 20 companies in various industries including retail, manufacturing, consumer finance, healthcare and real estate. Cullen Investments’ holds an 81% ownership interest in Pacific Retail Group, a publicly listed company in New Zealand that operates several consumer focused companies, including Powerhouse, a significant specialty appliance retail chain in the United Kingdom, Bendon, an international manufacturer and retailer of women’s lingerie, and Pacific Retail Finance Group, a New Zealand consumer finance company. Another major investment of Mr. Watson’s is control of 50% of the Hanover Group, one of the largest privately owned financial service firms in New Zealand. Prior to founding Cullen Investments, Mr. Watson was the founding chairman and largest shareholder of Blue Star Group, a retail and distribution group he founded in January 1992. In 1996, Blue Star Group was sold to U.S. Office Products, a diversified supplier of a broad range of office products and business services to corporate customers. Until August 1999, Mr. Watson continued as executive chairman of Blue Star Group, a wholly-owned subsidiary of U.S. Office Products after the acquisition. In October 2001, the SEC issued a cease and desist order against Mr. Watson in connection with certain purchases and sales made by Mr. Watson of shares of McCollam Printers, Ltd., a company U.S. Office Products was seeking to acquire while Mr. Watson was executive chairman of Blue Star Group and acting as chief negotiator for U.S. Office Products. The SEC found Mr. Watson had violated Section 10(b) of the Securities and Exchange Act of 1934 and Rule 10b-5 promulgated thereunder with respect to such purchases and sales by not disclosing his ownership of such shares to U.S. Office Products. Mr. Watson consented to the SEC’s order without admitting or denying the findings. Specifically, the SEC found that, before the negotiations began in November 1996, Mr. Watson personally owned McCollam Printers shares but did not disclose this to U.S. Office Products. The SEC also found that, during the course of the negotiations, Mr. Watson continued to acquire McCollam Printers shares without informing U.S. Office Products. According to the SEC’s order, in May 1997, Blue Star publicly announced its offer to purchase McCollam Printers in a public tender offer and, after the offer was made, Mr. Watson sold his shares without disclosing the sales to U.S. Office Products. The SEC found that the sale of shares by Mr. Watson resulted in profits of more than NZ$530,000. Mr. Watson subsequently voluntarily established a fund to return profits from the McCollam Printers trading, and all of the unclaimed surplus from the fund was distributed to charity. Following the acquisition of Blue Star Group by U.S. Office Products, Mr. Watson served as a director of McCollam Printers from July 1997 to June 1998. Prior to serving with U.S. Office Products, Mr. Watson held several positions with Xerox Corporation, an office products company, including president of operations for Australasia. Mr. Watson received a diploma of general management from Auckland University.

Jonathan J. Ledecky has been our president, secretary and a member of our board of directors since our inception. Since June 1999, Mr. Ledecky has served as chairman of the Ledecky Foundation, a philanthropic organization which contributes funds to programs for the education of disadvantaged inner city youth in Washington, D.C., New York and Boston. Since March 1999, Mr. Ledecky has also served as chairman of Ironbound Partners Fund LLC, a private investment management fund. In October 1994, Mr. Ledecky founded

U.S. Office Products and served as its chief executive officer until November 1997 and chairman until June 1998. During his tenure, U.S. Office Products completed over 260 acquisitions, and grew to a Fortune 500 company with over $2.6 billion in revenues. In June 1998, U.S. Office Products completed a comprehensive restructuring plan whereby four separate entities were spun off to shareholders and U.S. Office Products underwent a leveraged recapitalization. In connection with these transactions, Mr. Ledecky resigned from his position as chairman of U.S. Office Products and became a director of each of the four spin-off entities. In February 1997, Mr. Ledecky founded Building One Services Corporation (originally Consolidation Capital Corporation), an entity formed to identify attractive consolidation opportunities which ultimately focused on the facilities management industry. In November 1997, Building One raised $552 million in an initial public offering. Mr. Ledecky served as Building One’s chief executive officer from November 1997 through February 1999 and as its chairman from inception through its February 2000 merger with Group Maintenance America Corporation. During his tenure with Building One, it completed 46 acquisitions and grew to over $1.5 billion in revenues. From July 1999 to July 2001, Mr. Ledecky was vice chairman of Lincoln Holdings, owners of the Washington sports franchises in the NBA, NHL and WNBA. Since June 1998, Mr. Ledecky has served as a director of School Specialty, a NASDAQ National Market listed education company that provides products, programs and services that enhance student achievement and development. School Specialty spun out of U.S. Office Products in June 1998. Since 1994, Mr. Ledecky has been involved with numerous other companies in director positions. Two of these companies, U.S.A. Floral Products Inc. (United States Bankruptcy Court for the District of Delaware; filed 4/2/01 and emerged 7/18/02) and UniCapital Corporation (United States Bankruptcy Court for the Southern District of New York; filed 12/11/00 and emerged 1/31/02) filed for voluntary bankruptcy in the last five years. Mr. Ledecky was a director of U.S.A. Floral Products from April 1997 to March 2000 and of UniCapital from October 1997 to October 2000. In addition, after resigning from his position as a director and executive officer with U.S. Office Products, it filed for bankruptcy protection (United States Bankruptcy Court for the District of Delaware; filed 3/5/01 and emerged 12/28/01). In no case was Mr. Ledecky an executive officer of these companies during the two years preceding the bankruptcy filings. Mr. Ledecky was a trustee of George Washington University and served as commissioner on the National Commission on Entrepreneurship. He is also director of the Washington Educational Television Association. In addition, in 2004, Mr. Ledecky was elected the Chief Marshal of the 2004 Harvard University Commencement, a singular honor bestowed by his alumni peers for a 25th reunion graduate deemed to have made exceptional contributions to Harvard and the greater society while achieving outstanding professional success. Mr. Ledecky received a B.A. (cum laude) from Harvard University and a M.B.A from Harvard Business School.

Jay H. Nussbaum has been a member of our board of directors since our inception. Since May 2004, Mr. Nussbaum has served as the global head of sales, marketing and business development for Citigroup® Global Transaction Services, a division of Citigroup which handles cash management, trade, securities services and fund services. From January 2002 to April 2004, Mr. Nussbaum was affiliated with BearingPoint, Inc. (formerly KPMG Consulting), a consulting company, where he served most recently as head of worldwide sales. From 1991 to January 2002, Mr. Nussbaum was affiliated with Oracle Corporation, a Nasdaq National Market listed enterprise software company, where he most recently served as executive vice president. Prior to joining Oracle Corporation, Mr. Nussbaum was affiliated with Xerox Corporation for 24 years where he most recently served as president of integrated systems operations. Mr. Nussbaum received a B.A. from the University of Maryland.

Kerry Kennedy has been a member of our board of directors since our inception. In April 1988, she established the Robert F. Kennedy Memorial Center for Human Rights and acted as its executive director until January 1995 working on diverse human rights issues. Ms. Kennedy has been the Chair of the Amnesty International Leadership Council since January 1996, and as a judge for the Reebok Human Rights Award since January 1990. She serves on the board of directors of the International Center for Ethics and Justice and Public Life at Brandeis University. Ms. Kennedy received a B.A. from Brown University and an LLM from Boston College Law School.

Robert B. Hersov has been a member of our board of directors since our inception. Since January 2004, Mr. Hersov has been the vice chairman of NetJets Europe Ltd., a subsidiary of NetJets, Inc., a private aviation and fractional jet ownership company which was acquired by Berkshire Hathaway Inc. in 1998. Mr. Hersov founded and, from December 2002 to April 2004, served as the chief executive officer of Marquis Jet Europe, a private aviation company which was acquired by NetJets, Inc. in 2004. Mr. Hersov also founded and, from October 1998 to December 2002, served as the chairman of Sportal Ltd., a company that operates an Internet site that offers sports-related games and videos. From October 1996 to September 1998, he served as the executive director of Enic plc, a holding company listed on the London Stock Exchange that invests primarily in the sports and media sectors. From September 1995 to September 1997, Mr. Hersov was the chief executive officer of Telepiu PayTV in Milan, Italy, a pay TV and digital satellite company. From March 1993 to August 1995, Mr. Hersov served as an executive director of Richemont, a tobacco, luxury and media conglomerate listed on the SWX Swiss Exchange. Since June 2005, Mr. Hersov has been a member of the board of directors of Shine Media Acquisition Corp., a blank check company that was formed to acquire a direct or indirect interest in an operating business in the media and advertising industry in the People’s Republic of China. Mr. Hersov has also been the non-executive chairman of the board of Exclusive Resorts Europe, a company that owns and operates luxury villa residences, since April 2004. Mr. Hersov received a B.B.S. from the University of Cape Town and a M.B.A. from the Harvard Business School.

Edward J. Mathias has been a member of our board of directors since our inception. Mr. Mathias has been managing director of The Carlyle Group, a global private equity firm headquartered in Washington, D.C., since January 1994. He was involved in the founding of The Carlyle Group and assisted in raising the firm’s initial capital. Focusing primarily on venture capital activities, he serves as a member of the Investment Committees for Carlyle Venture Partners, Carlyle Europe Technology Partners, Carlyle Asia Venture Partners, and Carlyle Mexico Partners. Mr. Mathias served as a member of the management committee and board of directors of T. Rowe Price Associates, Inc., an investment management organization, from 1971 to December 1993. He has served as a director of Aether Systems, Inc., a Nasdaq National Market listed company focused on investing primarily in adjustable rate, residential mortgage-backed securities issued by the Federal Home Loan Mortgage Association, the Federal National Mortgage Association and the Government National Mortgage Association, since June 2002. Mr. Mathias currently serves on the Board of Trustees of the University of Pennsylvania and is a member of the University’s Board of Overseers for the School of Arts. He is also a member of the Penn Investment Board that oversees the University’s endowment. In addition to other activities, he is a member of the Howard Hughes Medical Institute investment advisory committee, the Council on Foreign Relations and the Trustees’ Council of the National Gallery of Art. Mr. Mathias received a B.A. from the University of Pennsylvania and an M.B.A. from Harvard Business School.

Richard Y. Roberts will become a member of our board of directors upon consummation of this offering. Mr. Roberts has been a partner with Thelen Reid & Priest LLP, a national law firm, since January 1997. From August 1995 to January 1997, Mr. Roberts was a consultant at Princeton Venture Research, Inc., a private consulting firm. From 1990 to 1995, Mr. Roberts was a commissioner of the Securities and Exchange Commission, and, in this capacity, was actively involved in, has written about or has testified on, a wide range of subjects affecting the capital markets. Since leaving the Commission, Mr. Roberts has been a frequent media commentator and writer on various securities public policy issues and has assisted the Governments of Romania and Ukraine in the development of a securities market. Since September 2005, Mr. Roberts has served as a member of the board of directors of Nyfix, Inc., a Nasdaq National Market listed provider of industry interconnectivity networks, electronic trade communication technologies, trading workstations and middle-office trade automation technologies. From 1987 to 1990, he was the chief of staff for Senator Richard Shelby. He is a member of the Alabama Bar and the District of Columbia Bar. Mr. Roberts is a member of the Advisory Board of Securities Regulation & Law Reports, of the Advisory Board of the International Journal of Disclosure and Governance, and of the Editorial Board of the Municipal Finance Journal. Mr. Roberts also previously served as a member of the District 10 Regional Consultative Committee of the National Association of Securities Dealers, Inc., the Market Regulation Advisory Board of the NASD and a member of the Legal Advisory Board of the NASD. Mr. Roberts received a B.S. from Auburn University, a J.D. from the University of Alabama School of Law and a Master of Laws from the George Washington University Law Center.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Robert B. Hersov and Ed Mathias, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Kerry Kennedy and Jay H. Nussbaum, will expire at the second annual meeting. The term of the third class of directors, consisting of Jonathan J. Ledecky and Eric J. Watson, will expire at the third annual meeting. Richard Y. Roberts will be placed in our second class of directors upon consummation of this offering.

These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition. We believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transactional expertise should enable them to successfully identify and effect an acquisition.

Prior Involvement of Principals in Blank Check Companies

Other than as set forth below, none of our officers or directors has been or currently is a principal of, or affiliated with, a blank check company. Jonathan J. Ledecky served as chairman of the board and chief executive officer of Consolidation Capital Corporation from its formation in February 1997 until March 2000 when it merged with Group Maintenance America Corporation. Consolidation Capital Corporation was formed to build consolidated enterprises with national market reach through the acquisition and integration of multiple businesses in one or more fragmented industries. In November 1997, Consolidation Capital Corporation completed its initial public offering registered on Form S-1 under the Securities Act of 1933 (SEC File No. 333-36193) raising gross proceeds of $552 million.

Robert B. Hersov has been a member of the board of directors of Shine Media Acquisition Corp. since its inception in June 2005. Shine Media Acquisition Corp. is a blank check company that was formed to acquire a direct or indirect interest in an operating business in the media and advertising industry in the People’s Republic of China. As of the date of this prospectus, Shine Media Acquisition Corp. has not completed its initial public offering registered on Form S-1 under the Securities Act of 1933 (SEC File No. 333-127093). Prior to Shine Media Acquisition Corp.’s initial public offering, Mr. Hersov purchased 185,625 shares of common stock for an aggregate purchase price of $2,475 (or approximately $0.0133 per share). Mr. Hersov is not expected to receive any salary for his services to Shine Media Acquisition Corp. following its initial public offering.

Executive Compensation

No executive officer has received any cash compensation for services rendered to us. Commencing on the date of this prospectus through the acquisition of a target business, we will pay Ironbound Partners, an affiliate of Jonathan J. Ledecky, a fee of $7,500 per month for providing us with office space and certain office and secretarial services. However, this arrangement is solely for our benefit and is not intended to provide Mr. Ledecky compensation in lieu of a salary. Other than the $7,500 per month administrative fee, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

Director Independence

The American Stock Exchange requires that a majority of our board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Upon consummation of this offering, Jay H. Nussbaum, Kerry Kennedy, Robert B. Hersov, Edward J. Mathias and Richard Y. Roberts will be our independent directors, constituting a majority of our board. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of our independent and disinterested directors.

Audit Committee

Effective upon consummation of this offering, we will establish an audit committee of the board of directors, which will consist of Edward J. Mathias, as chairman, Jay H. Nussbaum and Richard Y. Roberts, each of whom is an independent director under the American Stock Exchange’s listing standards. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommend to the board whether the audited financial statements should be included in our Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management and the independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;

•	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;

•	reviewing disclosures made to the audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions including analyzing the shareholder base of each target business so as to ensure that we do not consummate a business combination with an entity that is affiliated with our management;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	reviewing proxy disclosure to ensure that it is in compliance with SEC rules and regulations;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the American Stock Exchange listing standards. The American Stock Exchange listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the American Stock Exchange that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Edward J. Mathias satisfies the American Stock Exchange’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

Effective upon consummation of this offering, we will establish a nominating committee of the board of directors, which will consist of Kerry Kennedy, as chairman, and Robert B. Hersov, each of whom is an independent director under the American Stock Exchange’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The nominating committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Code of Ethics

Effective upon consummation of this offering, we will adopt a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

•	Since our directors own shares of our common stock which will be released from escrow only if a business combination is successfully completed, and may own warrants which will expire worthless if a business combination is not consummated, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. Additionally, they may enter into consulting or employment agreements with the company as part of a business combination pursuant to which they may be entitled to compensation for their services. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, timely completing a business combination and securing the release of their stock.

•	Our directors and officers may purchase shares of common stock as part of this offering or in the open market. If they did, they would be entitled to vote such shares as they choose on a proposal to approve a business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed, until the earliest of a business combination, our liquidation or such time as he or she ceases to be an officer or director, to present to our company for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law, subject to any pre-existing fiduciary or contractual obligations he might have.

To that effect, Robert B. Hersov has pre-existing contractual and fiduciary obligations to Shine Media Acquisition Corp. Shine Media Acquisition Corp. is a blank check company formed to acquire a direct or indirect interest in an operating business in the media and advertising industry in the People’s Republic of China. As of the date of this prospectus, Shine Media Acquisition Corp. has not consummated its initial public offering. If it completes its initial public offering, Mr. Hersov will honor his pre-existing contractual and fiduciary obligations to Shine Media Acquisition Corp. and present all suitable business opportunities that he may identify to it. Accordingly, he may not present opportunities to us that otherwise may be attractive to Shine Media Acquisition Corp. unless such entity has declined to accept such opportunities.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock which were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to those shares of common stock acquired by them prior to this offering. Any common stock acquired by existing stockholders in the offering or aftermarket will be considered part of the holdings of the public stockholders. Except with respect to the conversion rights afforded to public stockholders, these existing stockholders will have the same rights as other public stockholders with respect to such shares, including voting rights in connection with a potential business combination. Accordingly, they may vote such shares on a proposed business combination any way they choose.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with either of our executive officers. We have also agreed to obtain a fairness opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view.

Principal Stockholders

The following table sets forth information regarding the beneficial ownership of our common stock as of December 15, 2005 and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming none of the individuals listed purchase units in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner(1)			Before Offering	After Offering
Jonathan J. Ledecky	1,775,000		47.3%	9.5%
Eric J. Watson	1,775,000	(2)	47.3%	9.5%
Jay H. Nussbaum(3)	40,000		1.1%	*
Kerry Kennedy (4)	40,000		1.1%	*
Robert B. Hersov(5)	40,000		1.1%	*
Edward J. Mathias(4)	40,000		1.1%	*
Richard Y. Roberts(6)	40,000		1.1%	*
All directors and executive officers as a group (seven individuals)	3,750,000		100.0%	20.0%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals is 180 Madison Avenue, Suite 2305, New York, New York 10016.
(2)	These shares are held by Tower Trust, a trust established for the benefit of Mr. Watson and his family.
(3)	Mr. Nussbaum’s business address is c/o Citigroup, 388 Greenwich Street, New York, New York 10013.
(3)	Ms. Kennedy’s business address is c/o Robert F. Kennedy Center, 1367 Connecticut Avenue N.W., Suite 200, Washington, D.C. 20036.
(4)	Mr. Hersov’s business address is NetJets Europe, Ltd., Grundstrasse 12, 6343 Rotkreuz, Switzerland.
(5)	Mr. Mathias’ business address is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004.
(6)	Mr. Roberts’ business address is Thelen Reid & Priest LLP, 701 Eighth Street, N.W., Washington, D.C. 20001.

Immediately after this offering, our existing stockholders, which include all of our officers and directors, collectively, will beneficially own 20% of the then issued and outstanding shares of our common stock

(assuming none of them purchases any units in this offering). None of our existing stockholders, officers and directors has indicated to us that he or she intends to purchase our securities in the offering. Because of the ownership block held by our existing stockholders, such individuals may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

All of the shares of common stock outstanding prior to the date of this prospectus will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of:

•	three years following the date of this prospectus;

•	our common stock having a last sales price equal to or exceeding $15.00 per share for any 20 trading days within any 30-trading day period following our successful consummation of a business combination; and

•	the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

Our executive officers have agreed with Ladenburg Thalmann & Co. that after this offering is completed and during the period beginning after separate trading of the warrants has commenced and ending on December 31, 2006, they or certain of their affiliates or designees will collectively purchase up to 15,000,000 warrants, representing all of the warrants we are selling in this offering (excluding any warrants we may issue upon exercise of the over-allotment option to the extent it is exercised) in the open market. Our executive officers have committed to place limit orders on these warrants at a price of $0.80 per warrant for the first three month period after separate trading of the warrants commences, at a price of $0.90 per warrant during the second three month period after separate trading of the warrants commences and at a price of $1.00 per warrant thereafter until December 31, 2006. Our executive officers will be obligated to purchase the full 15,000,000 warrants during the applicable time periods so long as the prices do not exceed the specified prices in the agreement. Accordingly, for illustrative purposes, if the price of our warrants during the first three month period after separate trading of the warrants commences is at or below $0.80 per warrant, our executive officers would be obligated to purchase all of the 15,000,000 warrants committed to be purchased during this time period if they are offered for sale. Alternatively, if the price of our warrants during the first three month period after separate trading of the warrants commences is above $0.80 per warrant for the entire three month period, our executive officers could not purchase any of the 15,000,000 warrants committed to be purchased during this time period. Any warrants not purchased during the preceding time period would be purchased in the subsequent time period so long as the prices do not exceed the specified price for that subsequent period. They have further agreed that any warrants purchased by them or their affiliates or designees pursuant to this agreement will not be sold or transferred until after we have completed a business combination. Such purchases will be made by Ladenburg Thalmann & Co., or such other broker dealer as Ladenburg Thalmann & Co. may assign the order to, in such amounts and at such times as it may determine, in its sole discretion, during the above referenced period so long as the prices do not exceed the above referenced prices. Our executive officers have agreed to make available to Ladenburg Thalmann & Co. monthly statements confirming that there are sufficient funds in the brokerage accounts from which the purchases will be made to effectuate the foregoing transactions. The warrants may trade separately on the 90th day after the date of this prospectus unless Ladenburg Thalmann & Co. determines that an earlier date is acceptable. In no event will Ladenburg Thalmann & Co. allow separate trading of the common stock and warrants until (i) we file a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the proceeds of this offering including any proceeds we receive from the exercise of the over-allotment option if such option is exercised prior to our filing of the Form 8-K and (ii) at least 60 days have passed since the distribution of our units in this offering has been completed. Accordingly, no warrant bids or purchases by our executive officers can take place until at least 60 days have passed since the distribution of our units in this offering has been completed. The distribution of the units in this offering will be completed once all the units have been sold, all stabilizing transactions have been completed and all penalty bids have either been reclaimed or withdrawn. We believe that the purchases of warrants by these individuals demonstrate confidence in our ultimate ability to effect a business combination because the warrants will expire worthless if we are unable to consummate a business combination. Any warrants purchased by our executive officers during the above referenced period may also have the effect of stabilizing the market price of the warrants during such time period.

Messrs. Jonathan J. Ledecky and Eric J. Watson are our “promoters,” as that term is defined under the Federal securities laws.

Certain Transactions

In July 2005, we issued 6,250,000 shares of our common stock to the individuals set forth below for $25,000 in cash, at a purchase price of $0.004 share, as follows:

Name	Number of Shares	Relationship to Us

Tower Trust	3,045,000	Trust established for the benefit of Mr. Watson, the Company’s Chairman of the Board and Treasurer, and his family
Jonathan J. Ledecky	3,045,000	President, Secretary and Director
Jay H. Nussbaum	40,000	Director
Kerry Kennedy	40,000	Director
Robert B. Hersov	40,000	Director
Edward J. Mathias	40,000	Director

In November 2005, each of Mr. Ledecky and Tower Trust transferred 20,000 shares of common stock to Richard Y. Roberts, who will become a director of ours upon consummation of this offering, for $0.004 per share (for a purchase price of $80 each). Additionally, in November 2005, we and our underwriters determined to adjust the size of the offering to $120,000,000. In connection therewith, Mr. Ledecky and Tower Trust contributed to us a total of 2,500,000 shares of common stock, effectively increasing the average purchase price to $0.0067 per share.

If the representative of the underwriters determines to subsequently increase or decrease the size of this offering, a stock dividend or contribution back to capital, as applicable, would be effectuated prior to the consummation of this offering to maintain our existing stockholders’ ownership as a percentage of the number of shares to be sold in this offering.

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Our executive officers have entered into letter agreements with the representative of the underwriters pursuant to which they agreed to purchase up to 15,000,000 warrants, representing all of the warrants we are selling in this offering (excluding any warrants we may issue upon exercise of the over-allotment option to the extent it is exercised), in the open market during the period beginning once separate trading of the warrants has commenced and ending on December 31, 2006. Our executive officers have committed to place limit orders on these warrants at a price of $0.80 per warrant for the first three month period after separate trading of the warrants commences, at a price of $0.90 per warrant during the second three month period after separate trading of the warrants commences and at a price of $1.00 per warrant thereafter until December 31, 2006. Our executive officers will be obligated to purchase the full 15,000,000 warrants during the applicable time periods so long as the prices do not exceed the specified prices in the agreement. Accordingly, for illustrative purposes, if the price of our warrants during the first three month period after separate trading of the warrants commences is at or below $0.80 per warrant, our executive officers would be obligated to purchase all of the 15,000,000 warrants committed to be purchased during this time period if they are offered for sale. Alternatively, if the price of our warrants during the first three month period after separate trading of the warrants commences is above $0.80 per warrant for the entire three month period, our executive officers could not purchase any of the 15,000,000 warrants committed to be purchased during this time period. Any warrants not purchased during the preceding time period would be purchased in the subsequent time period so long as the prices do not exceed the specified price for that subsequent period. In the event we call the warrants for redemption, any warrants purchased by such individuals pursuant to these agreements will be exercisable by them on a cashless basis.

Ironbound Partners, an affiliate of Jonathan J. Ledecky, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us a small amount of office space and certain office and secretarial services, as we may require from time to time. We have agreed to pay Ironbound Partners $7,500 per month for these services. Jonathan J. Ledecky is a chairman of Ironbound Partners. Accordingly, he will benefit from the transaction to the extent of his interest in Ironbound Partners. However, this arrangement is solely for our benefit and is not intended to provide Mr. Ledecky compensation in lieu of a salary. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Ironbound Partners is at least as favorable as we could have obtained from an unaffiliated person. However, as our directors may not be deemed “independent,” we did not have the benefit of disinterested directors approving this transaction.

As of the date of this prospectus, each of Jonathan J. Ledecky and Eric J. Watson has advanced to us $112,500 to cover expenses related to this offering. The loans will be payable without interest on the earlier of September 1, 2006 or the consummation of this offering. We intend to repay these loans from the proceeds of this offering not being placed in trust.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Description of Securities

General

We are authorized to issue 75,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 3,750,000 shares of common stock are outstanding, held by seven stockholders of record. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 90th day after the date of this prospectus unless Ladenburg Thalmann & Co. informs us of its decision to allow earlier separate trading (based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general and the trading pattern of, and demand for, our securities in particular), provided that in no event may the common stock and warrants be traded separately until (i) we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering and (ii) at least 60 days have passed since the distribution of our units in this offering has been completed. The distribution of the units in this offering will be completed once all the units have been sold, all stabilizing transactions have been completed and all penalty bids have either been reclaimed or withdrawn. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in this Form 8-K, or amendment thereto, or in a subsequent Form 8-K information indicating if Ladenburg Thalmann & Co. has allowed separate trading of the common stock and warrants prior to the 90th day after the date of this prospectus. Although we will not distribute copies of the Current Reports on Form 8-K to individual unit holders, the Current Reports will be available on the SEC’s website after their filing. For more information on where you can find a copy of these and other of our filings, see the section appearing elsewhere in the prospectus titled “Where You Can Find Additional Information.”

Common stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of our common stock voted by our public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Additionally, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both exercise their conversion rights discussed below and vote against the business combination.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust fund, including any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our existing stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to liquidate.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. No shares of preferred stock are being issued or registered in this offering. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

No warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and

•	one year from the date of this prospectus.

The warrants will expire four years from the date of this prospectus at 5:00 p.m., New York City time.

We may call the warrants for redemption (including any outstanding warrants issued upon exercise of the unit purchase option held by Ladenburg Thalmann & Co.),

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call.

Our executive officers have entered into letter agreements with the representative of the underwriters pursuant to which they agreed to purchase up to 15,000,000 warrants, representing all of the warrants we are selling in this offering (excluding any warrants we may issue upon exercise of the over-allotment option to the extent it is exercised), in the open market during the period beginning once separate trading of the warrants has commenced and ending on December 31, 2006. Our executive officers have committed to place limit orders on these warrants at a price of $0.80 per warrant for the first three month period after separate trading of the warrants commences, at a price of $0.90 per warrant during the second three month period after separate trading of the warrants commences and at a price of $1.00 per warrant thereafter until December 31, 2006. Our executive officers will be obligated to purchase the full 15,000,000 warrants during the applicable time periods so long as the prices do not exceed the specified prices in the agreement. Accordingly, for illustrative purposes, if the price of our warrants during the first three month period after separate trading of the warrants commences is at or below $0.80 per warrant, our executive officers would be obligated to purchase all of the 15,000,000 warrants committed to be purchased during this time period if they are offered for sale. Alternatively, if the price of our warrants during the first three month period after separate trading of the warrants commences is above $0.80 per warrant for the entire three month period, our executive officers could not purchase any of the 15,000,000 warrants committed to be purchased during this time period. Any warrants not purchased during the preceding time period would be purchased in the subsequent time period so long as the prices do not exceed the specified price for that subsequent period. Such purchases will be made by Ladenburg Thalmann & Co., or such other broker dealer as Ladenburg Thalmann & Co. may assign the order to, in such amounts and at such times as it may determine, in its sole discretion, during the above referenced period so long as the prices do not exceed the above referenced prices. In the event we call the warrants for redemption, any warrants purchased by our executive officers pursuant to these agreements will be exercisable by them on a cashless basis.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

We have agreed to sell to Ladenburg Thalmann & Co., the representative of the underwriters an option to purchase up to a total of 350,000 units at $10.00 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

American Stock Exchange Listing

There is presently no public market for our units, common stock or warrants. The units will be listed on the American Stock Exchange under the symbol EDA.U on or promptly after the date of this prospectus. Once the securities comprising the units begin separate trading, the common stock and warrants will be listed on the American Stock Exchange under the symbols EDA and EDA.W, respectively.

Shares Eligible for Future Sale

Immediately after this offering, we will have 18,750,000 shares of common stock outstanding, or 21,000,000 shares if the over-allotment option is exercised in full. Of these shares, the 15,000,000 shares sold in this offering, or 17,250,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 3,750,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those shares will be eligible for sale under Rule 144 prior to July 22, 2006. Notwithstanding this restriction, all of those shares have been placed in escrow and will not be transferable for a period of three years from the date of this prospectus and will be released prior to that date only if, following a business combination, (i) the last sales price of our common stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period or (ii) we engage in a subsequent transaction resulting in our stockholders having the right to exchange their shares for cash or other securities.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 187,500 shares immediately after this offering (or 210,000 if the over-allotment option is exercised in full); and

•	if the common stock is listed on a national securities exchange or on The NASDAQ Stock Market, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination act as “underwriters” under the Securities Act when reselling the securities of a blank check company acquired prior to the consummation of its initial public offering. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holders of our 3,750,000 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Ladenburg Thalmann & Co. is acting as representative, has agreed to purchase on a firm commitment basis the number of units set forth opposite their respective name below:

Underwriters	Number of Units
Ladenburg Thalmann & Co. Inc.	12,500,000
Wunderlich Securities, Inc.	1,250,000
Broadband Capital Management LLC	1,000,000
Legend Merchant Group, Inc.	250,000

Total	15,000,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the units to the public at the offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $0.20 per unit and the dealers may reallow a concession not in excess of $0.10 per unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-Allotment Option

We have granted to the representative of the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 2,250,000 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The representative of the underwriters may exercise the over-allotment option if the underwriters sell more units than the total number set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the representative of the underwriters of its over-allotment option.

	Per unit	Without option	With option
Public offering price	$8.00	120,000,000	138,000,000
Discount(1)(2)	$0.48	7,200,000	8,280,000
Non-accountable Expense Allowance(1)(3)	$0.05	750,000	750,000
Proceeds before expenses(4)	$7.47	112,050,000	128,970,000

(1)	1.2% of the underwriting discounts and the non-accountable expense allowance will not be payable unless and until we complete a business combination. The underwriters have waived their right to receive such payment upon our liquidation if we are unable to complete a business combination.
(2)	Includes the amount due by Broadband Capital Management to David Wassong described below.
(3)	The non-accountable expense allowance is not payable with respect to the units sold upon exercise of the underwriters’ over-allotment option.
(4)	The offering expenses are estimated at $665,000.

Finder

Our management was introduced to Broadband Capital Management, one of the underwriters in the offering, through David Wassong, a private equity investment professional. Broadband Capital Management has agreed to pay Mr. Wassong $205,000 for such introduction upon consummation of the offering.

Purchase Option

We have agreed to sell to the representative, for $100, an option to purchase up to a total of 350,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus. This option is exercisable at $10.00 per unit, and may be exercised on a cashless basis, commencing on the later of the consummation of a business combination and one year from the date of this prospectus and expiring 30 days after it becomes exercisable. The option and the 350,000 units, the 350,000 shares of common stock and the 350,000 warrants underlying such units, and the 350,000 shares of common stock underlying such warrants, have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of this prospectus except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Warrant Solicitation Fee

We have engaged Ladenburg Thalmann, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the underwriters solicited his, her or its exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our units before the distribution of the units is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of preventing or retarding a decline in the price of our units, as long as stabilizing bids do not exceed the offering price of $8.00.

•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our units by selling more of our units than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our units in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of our securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of our securities if it discourages resales of our securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

Although we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiation; provided that no agreement will be entered into with any of the underwriters and no fees for such services will be paid to any of the underwriters prior to the date which is 90 days after the date of this prospectus, unless the National Association of Securities Dealers determines that such payment would not be deemed underwriters’ compensation in connection with this offering.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

Legal Matters

The validity of the securities offered in this prospectus is being passed upon for us by Graubard Miller, New York, New York. Akin Gump Strauss Hauer & Feld LLP, New York, New York, is acting as counsel for the underwriters in this offering. A senior executive of the parent of Ladenburg Thalmann & Co., the representative of the underwriters, is also a partner at Akin Gump Strauss Hauer & Feld LLP.

Experts

The financial statements included in this prospectus and in the registration statement have been audited by Marcum & Kliegman, LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Marcum & Kliegman, LLP are included in reliance upon their report given upon the authority of Marcum & Kliegman, LLP as experts in auditing and accounting.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

Endeavor Acquisition Corp.

(a development stage enterprise)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Endeavor Acquisition Corp.

We have audited the accompanying balance sheet of Endeavor Acquisition Corp. (a development stage enterprise) (the “Company”) as of August 3, 2005, and the related statements of operations, stockholders’ equity and cash flows for the period from July 22, 2005 (inception) to August 3, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Endeavor Acquisition Corp. as of August 3, 2005, and the results of its operations and its cash flows for the period from July 22, 2005 (inception) to August 3, 2005 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no present revenue, its business plan is dependent on completion of a financing and the Company’s cash and working capital as of August 3, 2005 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Notes 1 and 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    Marcum & Kliegman, LLP

Melville, New York

September 16, 2005, except for Note 7,

as to which the date is November 21, 2005

Endeavor Acquisition Corp.

(a development stage enterprise)

Balance Sheet

August 3, 2005
ASSETS
Current assets—Cash	$249,980

Deferred offering costs	50,000

Total assets	$299,980

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued expenses	$1,000
Accrued offering costs	50,000
Notes payable to stockholders	225,000

Total current liabilities	276,000

Total liabilities	276,000

Commitments

Stockholders’ equity (Note 7)
Preferred stock, $.0001 par value Authorized 1,000,000 shares; none issued	—
Common stock, $.0001 par value Authorized 75,000,000 shares Issued and outstanding 3,750,000 shares	375
Additional paid-in capital	24,625
Deficit accumulated during the development stage	(1,020)

Total stockholders’ equity	23,980

Total liabilities and stockholders’ equity	$299,980

The accompanying notes are an integral part of these financial statements.

Endeavor Acquisition Corp.

(a development stage enterprise)

Statement of Operations

For the period July 22, 2005 (inception) to August 3, 2005

Formation and operating costs	$1,020

Net loss	$(1,020)

Weighted average shares outstanding (Note 7)	3,750,000

Basic and diluted net loss per share	$(0.00)

The accompanying notes are an integral part of these financial statements.

Endeavor Acquisition Corp.

(a development stage enterprise)

Statement of Changes in Stockholders’ Equity

For the period July 22, 2005 (inception) to August 3, 2005

	Common Stock		Addition paid-in capital	Deficit Accumulated During the Development Stage	Stockholders’ Equity
	Shares (1)	Amount
Issuance of common stock to initial stockholders on July 22, 2005 at $.0067 per share	3,750,000	$375	$24,625	$—	$25,000
Net loss				(1,020)	(1,020)

Balance at August 3, 2005	3,750,000	$375	$24,625	$(1,020)	$23,980

(1)	Share amounts have been restated to reflect a contribution back to capital of 2,500,000 shares of common stock effected on November 21, 2005. (Note 7)

The accompanying notes are an integral part of these financial statements

Endeavor Acquisition Corp.

(a development stage enterprise)

Statement of Cash Flows

For the period July 22, 2005 (inception) to August 3, 2005

Cash flow from operating activities
Net loss	$(1,020)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in:
Accrued expenses	1,000

Net cash used in operating activities	(20)

Cash flows from financing activities
Proceeds from notes payable to stockholders	225,000
Proceeds from issuance of common stock to initial stockholders	25,000

Net cash provided by financing activities	250,000

Net increase in cash and cash at end of period	$249,980

Supplemental disclosure of non-cash financing activity:
Accrued and unpaid offering costs	50,000

The accompanying notes are an integral part of these financial statements

Endeavor Acquisition Corp.

(a development stage enterprise)

Notes to Financial Statements

1. Organization, Business Operations and Significant Accounting Policies; Going Concern Consideration

Endeavor Acquisition Corp. (the “Company”) was incorporated in Delaware on July 22, 2005 as a blank check company whose objective is to acquire an operating business.

At August 3, 2005, the Company had not yet commenced any operations. All activity through August 3, 2005 relates to the Company’s formation and the proposed public offering described below. The Company has selected December 31 as its fiscal year-end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering of up to 15,000,000 units (“Units”) which is discussed in Note 2 (“Proposed Offering”). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Proposed Offering, although substantially all of the net proceeds of this Proposed Offering are intended to be generally applied toward consummating a business combination with an operating business (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, management has agreed that at least $7.479 per Unit sold in the Proposed Offering will be held in a trust account (“Trust Account”) and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination and (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. The Company’s executive officers have severally agreed that they will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered contracted for or products sold to the Company. However, there can be no assurance that such individuals will be able to satisfy those obligations. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Proposed Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Proposed Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 3,750,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Proposed Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders.

Endeavor Acquisition Corp.

(a development stage enterprise)

Notes to Financial Statements—(Continued)

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note 2).

The Company follows Statement of Financial Accounting Standards No. 109 (“SFAS No. 109”), “Accounting for Income Taxes” which establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise’s activities during the current and preceding years. It requires an asset and liability approach for financial accounting and reporting for income taxes.

Net loss per share is computed on the basis of the weighted average number of common shares outstanding during the period.

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

As indicated in the accompanying financial statements, at August 3, 2005, the Company has $249,980 in cash and a working capital deficiency of $(26,020). Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this uncertainty through a Proposed Offering are discussed in Note 2. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the target business acquisition period. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

2. Proposed Public Offering

The Proposed Offering calls for the Company to offer for public sale up to 15,000,000 Units at a proposed offering price of $8.00 per Unit (plus up to an additional 2,250,000 units solely to cover over-allotments, if any). Each Unit consists of one share of the Company’s common stock and one Redeemable Common Stock Purchase Warrant (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a Business Combination and one year from the effective date of the Proposed Offering and expiring four years from the effective date of the Proposed Offering. The Company may redeem the Warrants, at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. The Company will pay the underwriters in the Proposed Offering an underwriting discount of 6% of the gross proceeds of the Proposed Offering and a non-accountable expense allowance of 0.625% of the gross proceeds of the Proposed Offering. However, the underwriters have agreed that 1.2% of the underwriting discounts and the non-accountable expense allowance will not be payable unless and until the Company completes a Business Combination and have waived their right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination. The Company will also issue a unit purchase option, for $100, only upon consummation of the Proposed Offering to Ladenburg Thalmann & Co. Inc., the representative of the underwriters in the Proposed Offering (“Representative”), to purchase 350,000 Units at an exercise price of $10.00 per Unit. The Company intends to account for the fair value of the unit purchase option, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly

Endeavor Acquisition Corp.

(a development stage enterprise)

Notes to Financial Statements—(Continued)

to stockholders’ equity. The Company estimates that the fair value of this unit purchase option is approximately $703,500 ($2.01 per Unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the Representative is estimated as of the date of grant using the following assumptions: (1) expected volatility of 52.7%, (2) risk-free interest rate of 4.43% and (3) expected life of two years and 30 days. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the unit purchase option without the payment of any cash.

3. Deferred Offering Costs

Deferred offering costs consist principally of legal and underwriting fees incurred through the balance sheet date that are directly related to the Proposed Offering and that will be charged to stockholders’ equity upon the receipt of the capital raised.

4. Notes Payable to Stockholders

The Company issued an aggregate of $225,000 unsecured promissory notes to its executive officers on July 28, 2005. The notes are non-interest bearing and are payable on the earlier of September 1, 2006 or the consummation of the Proposed Offering.

5. Commitments

The Company presently occupies office space provided by an affiliate of one of the Company’s executive officers. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on the effective date of the Proposed Offering.

Pursuant to letter agreements with the Company and the Representative, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

The Company’s executive officers have agreed with the Representative that, after consummation of the Proposed Offering and during the period beginning once separate trading of the Warrants has commenced and ending on December 31, 2006, they or certain of their affiliates or designees will collectively purchase up to 15,000,000 Warrants in the open market. The executive officers have committed to place limit orders on these Warrants at a price of $0.80 per Warrant for the first three month period after separate trading of the Warrants commences, at a price of $0.90 per Warrant during the second three month period after separate trading of the Warrants commences and at a price of $1.00 per Warrant thereafter until December 31, 2006.

The Initial Stockholders will be entitled to registration rights with respect to their founding shares pursuant to an agreement to be signed prior to or on the effective date of the Proposed Offering. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares at any time commencing three months prior to the third anniversary of the effective date of the Proposed Offering. In addition, the Initial Stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the third anniversary of the effective date of the Proposed Offering.

Endeavor Acquisition Corp.

(a development stage enterprise)

Notes to Financial Statements—(Continued)

The Company has agreed to engage the Representative, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. The Company has agreed to pay the Representative for bona fide services rendered, subject to the Representative satisfying certain conditions, a commission equal to 5% of the exercise price for each Warrant exercised more than one year after the date of the prospectus if the exercise was solicited by the Representative.

The Company has also agreed to pay the fees and issue the securities to the underwriters in the Proposed Offering as described in Note 2 above.

6. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

7. Subsequent Event

Effective November 21, 2005, two of the Initial Stockholders contributed an aggregate of 2,500,000 shares of common stock, at no cost, to the Company. All references in the accompanying financial statements to the number of shares of common stock have been retroactively restated to reflect this transaction.

Until January 9, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$120,000,000

Endeavor Acquisition Corp.

15,000,000 Units

PROSPECTUS

Ladenburg Thalmann & Co. Inc.	Broadband Capital Management LLC

Legend Merchant Group, Inc.

December 15, 2005